EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			19-010

Date: July 29, 2019	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Appoints Amy Nelson as New Director

Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that the Board of Directors has appointed Amy Nelson as a new director. Ms. Nelson, 50, is the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution and financing of growth strategies. Prior to Greenridge, she served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, and worked for Amoco Production Company in planning, project management and engineering roles. Ms. Nelson also currently serves on the board of directors of Apache Corporation.

Ms. Nelson will serve as a Class III director whose term will expire at Helix’s next annual shareholder meeting. Ms. Nelson also was appointed by the Helix Board to serve on the Board’s Audit Committee.

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Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.